Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon Diat (Media): 212-770-3505; jon.diat@aig.com Michael Hanretta (Media): 852-3555-0017; michael.hanretta@aig.com

AIG ANNOUNCES PRICING OF THE SALE OF ORDINARY H SHARES OF PICC PROPERTY AND CASUALTY COMPANY LIMITED

NEW YORK, March 30, 2015 — American International Group, Inc. (NYSE: AIG) announced today that it has priced the sale of 256 million ordinary H shares of PICC Property and Casualty Company Limited (PICC P&C) by means of a placing to certain institutional investors.

Upon the closing of the placing, which is scheduled for April 2, 2015, and is subject to customary closing conditions, AIG will receive gross proceeds of approximately US$500 million, based upon a purchase price of HK$15.15 (approximately US$1.95) per share. Thereafter, AIG will continue to be the largest holder of PICC P&C H shares, with a position of approximately 1.2 billion shares, representing 8.2 percent of the total issued share capital of PICC P&C. Under the terms of an agreement with the managers of the placing, AIG is restricted from selling any of its remaining ordinary H shares of PICC P&C until July 2, 2015, subject to certain exceptions, including receiving prior consent of certain lead managers of the placing.

“AIG is proud of our successful partnership with PICC, which includes our cornerstone investment in the IPOs of both PICC P&C in 2003 and PICC Group in 2012,” said Peter D. Hancock, President and Chief Executive Officer of AIG. “We will continue to seek mutually beneficial opportunities to broaden our strategic relationship with PICC. By monetizing a portion of our PICC P&C investment, we are de-risking our exposure and enhancing AIG’s financial flexibility.”

The ordinary H shares have not been and will not be registered under the Securities Act of 1933, as amended (the Securities Act), or any other applicable law, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the ordinary H shares, nor shall there be any sale of the ordinary H shares in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that AIG will be able to complete the placing of the PICC P&C ordinary H shares, or, if completed, what the net proceeds will be from the placing. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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